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                                                            EXHIBIT EX-10.20


Name: _______________________________________  SS #: ______________________
                (Please print)

Company: __________________________________________________________________


                     TRANSAMERICA DEFERRED COMPENSATION
                EXECUTIVE ELECTION TO DEFER 1994 COMPENSATION


Please complete the following. If you desire more than one term of deferral or more than one payment option, separate election forms and special administration are required. Please request an additional form and complete and return the two forms at the same time. Thank you.

   This election must be completed and signed by both executive and company on or before December 30, 1993. For individuals first employed after January 1, 1994, this form must be completed and signed by both executive and company on or before the 30th calendar day after the date of hire. A copy of the fully executed election must be received by the Director of Compensation of Transamerica Corporation by the fifth business day of 1994 or, in the case of new employees, by the fifth business day after the election form is executed.


SECTION I:  1994 SALARY DEFERRAL      (For deferral of bonus, see
                                      Section II, below.)

Amount of Deferral:

From my 1994 salary, I elect to defer the following in accordance with the Transamerica Deferred Compensation Policy (attached):


____ A.   $ __________________, or


____ B. An amount equal to __________________% of my 1994 salary increase (if any), rounded to the next highest dollar amount, or


____ C.   Both A and B, above.


I understand that the minimum total dollar amount that may be deferred from any combination of salary and bonus is $5,000, and that if my election above would result in less than this amount being deferred, my election shall be null and void.







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Salary Deferral Period:

I wish my salary deferral to be withheld from my salary during the following months (all periods begin on the first and end on the last day of the month specified):


____ A.   Between January and December (inclusive)


____ B.   Between ______________  and ______________ (inclusive)
                      (month)             (month)

I understand that the amount that I have elected to defer will be deferred ratably from my salary during 1994 or during the months specified above. Each amount deferred will be credited to my deferral account as of the last day of each month.


SECTION II:  1994 BONUS DEFERRAL   (For deferral of salary, see
                                   Section I above.)

Amount of Deferral:

From my 1994 bonus (that is, bonus earned in 1994 that would normally be paid in early 1995), I elect to defer the following amount:


____ A.   $_______________ , or


____ B. An amount equal to _______________% of my 1994 bonus, rounded to the next highest dollar amount, or


____ C. An amount equal to _______________% of the amount (if any) by which my 1994 bonus exceeds $_______________, rounded to the next highest dollar amount.


I understand that the minimum total dollar amount that may be deferred from any combination of salary and bonus is $5,000, and that if my election above would result in less than this amount being deferred, my election shall be null and void. Any deferral of bonus will occur when the bonus otherwise would be paid.


SECTION III:  TERM OF DEFERRAL

I elect to defer the amount(s) stated above for __________________ years.
                                                 (enter # of years)






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In accordance with the terms of the Policy, the term of deferral will determine the interest rate at which earnings will be credited to the deferral account. The term of deferral is measured in calendar years only beginning with 1994. Note that 1994 is counted as the first year of deferral for both salary and bonus deferrals even though 1994 bonuses are not scheduled to be paid until 1995. Bonuses will continue to be paid at the time they would in absence of any deferral, and the actual deferral will take place at the time of payment. In the case of new hires, the December 31 of the individual's year of hire is deemed to be the end of his or her first calendar year. Examples of terms of deferral and interest rates for deferrals for 1994 are shown in the table below.

      Term of
      Deferral   Interest          Earliest
      in Years   Rate*             Distribution Date
      ________   ________          _____________________

         3       10-year           1st business day 1997
                  Treasury Note

         5       Moody's + 2%      1st business day 1999

         8       Moody's + 3%      1st business day 2002

        10       Moody's + 3%      1st business day 2004

      Note: there is no limitation on the term of deferral you may elect.

      *See Section 4 of the attached policy for specific rules regarding credited interest rates.


SECTION IV:  PAYMENT OPTIONS

I elect to have my deferral account payable as follows. Payment will be made or commenced on the first business day of the calendar year following the end of the term of deferral. If an installment method of payment is selected, each annual installment payment will be made on the first business day of the calendar year.


____ A.   Lump sum


____ B.   _________________________ annual payments
          (# of payments, up to 20)


SECTION V:  SSP+ DISTRIBUTION ELECTION

If you participate in the Employees Stock Savings Plan (SSP) for 1994 and you make a deferral under the Policy, you will be credited with additional employer matching contributions under the Stock Savings Plan Plus ("SSP+") due to your deferral under the Policy. These matching contributions are in addition to any SSP+ matching contributions which you may receive on any matched SSP+ employee contributions that you make. These additional SSP+

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employer matching contributions will be credited to an SSP+ account created for you even if you have never participated in the SSP+.

The amount of your additional SSP+ matching contributions will equal 75% of your deferral under the Policy times your elected SSP/SSP+ matched contribution percentage. For example, if your SSP/SSP+ matched contribution percentage is 6% (the maximum currently permitted), and your deferral under the Policy is $40,000, your additional SSP+ matching contribution would be $1,800 (75% times 6% times $40,000).

Please note that you will receive additional SSP+ matching contributions based on your Section II bonus deferral (if any) only if you elected under the SSP/SSP+ to have your bonus included in your eligible SSP/SSP+ compensation.

If you participate in the SSP but are not participating in SSP+ for 1994, an SSP+ account will be established for you. Please complete the following Distribution Election to indicate when your SSP+ employer matching contributions should be distributed. (Do not complete this section if you are already participating in SSP+ for 1994.)

I elect the following distribution option for the amounts credited to my SSP+ as a result of my compensation deferral:


____ A.   Lump sum payable within 90 days after I terminate or retire.


____ B. Lump sum in the year following the year in which I retire, payable by the last working day in February (or within 90 days of retirement, if later). (If you leave the company for any reason other than retirement or disability and you have chosen this option, you will receive a lump sum payment within 90 days after termination.)


____ C. 10-year installments starting within 90 days after the date I retire (or, if earlier, on the last working day in February in the year following the year I retire) and payable in each succeeding year thereafter by the last working day in February. (If you leave the company for any reason other than retirement or disability and you have chosen this option, or your account balance is less than $10,000, you will receive a lump sum payment within 90 days after termination.)

I understand that the above Distribution Election applies only to any SSP+ matching contributions I receive in 1994 or later years, and that once made, my election can be changed only for future (not past) employer matching contributions. I further understand that if I am participating in SSP+ for 1994, my current SSP+ distribution election governs and the above election (if any) is null and void.

   Note: Please refer to your SSP+ Summary Plan Description (SPD) for complete details regarding the SSP+. If you need another copy of the SPD, please contact your HR/benefits department.



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SECTION VI:  BENEFICIARY DESIGNATION

I hereby designate the following as my beneficiary to whom my deferral account shall be paid in the event of my death. (If you want to designate more than one beneficiary, or secondary beneficiar(ies) as well as primary beneficiar(ies), please attach an additional page to this election form.)

Name of Beneficiary: _______________________________________________

Relationship to you: _______________________________________________

Social Security No.: _______________________________________________

Address: ___________________________________________________________

         ___________________________________________________________


If you are married at the time of your death and you have designated someone other than your spouse as your beneficiary, your beneficiary designation will be ineffective (and your deferral account will instead be paid to your spouse upon your death) unless your spouse consents to the designation by signing and dating below.

     Spousal consent:

     I agree to the beneficiary designation above. I understand that my spouse's designation of someone else as a beneficiary means that I will not be entitled to receive any payment of my spouse's deferral account upon my spouse's death, and I hereby relinquish any interest I have in the account.

     Date: ___________________   ________________________________________
                                 Spouse's signature

                                 ________________________________________
                                 Print Spouse's name

I, the undersigned employee, hereby agree to all of the terms and conditions of the Transamerica Deferred Compensation Policy.


Signed: ________________________________________   ______________________
                       (employee)                           (date)

Agreed to and accepted:

NAME OF COMPANY: ________________________________________________________


          By: __________________________________    _____________________
                        (company officer)                  (date)
                   (must be other than above)

          Title: ________________________________________________________


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